Exhibit 99.1

Media Contacts:	Bill Bartkowski
Jeff Baker	Partner
President	MeritViewPartners
Analysts International	Phone: 612-605-8616
Phone: 952-835-5900	bartkowski@meritviewpartners.com
jpbaker@analysts.com

Analysts International Reports Results for 2005 Second Quarter

Company Expects New IBM Agreement and Strategic Investments

to Contribute to Stronger Second Half of the Year

MINNEAPOLIS, July 28, 2005 — Analysts International (NASDAQ: ANLY) today reported the results for its second quarter ended July 2, 2005. Revenues totaled $79.1 million for the quarter, compared to $86.9 million for the comparable quarter a year ago and consistent with the first quarter. For the quarter, the Company reported a net loss of $(2.4) million, or $(.10) per diluted share, which included $1.6 million or $(.07) per diluted share of merger and severance related costs. Absent the merger and severance related costs, the Company lost $(744,000) or $(.03) per diluted share. This compares to net income of $706,000, or $.03 per diluted share, for the comparable quarter a year ago, and a net loss of $(706,000), or $(.03) per diluted share, for the first quarter.

For the six months ended July 2, 2005, the Company reported revenues of $158.2 million, compared to $172.3 million for the first half of 2004. The net loss for the period was $(3.1) million, or $(.13) per diluted share, including merger and severance related costs of $1.6 million or $(.07) per diluted share, compared to a net profit of $1.2 million in 2004, or $.05 per diluted share.

The first half operations were impacted by changes in two large accounts. As previously disclosed, a change in the Company’s prime vendor status at a large national account caused a loss of pass through revenue amounting to $11 million for the first six months of the year. In addition, during the first half of this year, IBM began implementing its predominant supplier program, which diverted some of the Company’s resources to other vendors. Earlier this month,

IBM announced the next stage of its new vendor program and the Company was named as one of IBM’s core suppliers.

Jeffrey P. Baker, President of the Company, commented, “While the changes in IBM’s vendor program had an adverse impact on our first half operations, our selection as a Core Supplier affords us the ability to reposition ourselves within one of our largest and longest-standing clients. We expect that the IBM win, together with the extension of a relationship with another long-standing major account, will provide great benefit for the second half of the year.”

Primarily as a result the aforementioned account changes, subsupplier revenue for the three and six months ended July 2, 2005 was down $7.3 million and $14.0 million, respectively, as compared to the comparable periods a year ago. Second quarter direct revenue of $66.3 million, excluding product sales, was comparable to the first quarter and down 2.0% from the comparable quarter last year.

Product sales during the second quarter were $5.3 million, down from $5.5 million in the first quarter and up 16.3% from $4.6 million in the comparable quarter one year ago. Product sales continue to grow year over year as the Company continues to successfully implement its IP Telephony strategy.

At the end of the second quarter total Company headcount was at 3,060, up slightly from the end of the first quarter. Technical headcount at quarter end represents 85% of total staff.

For the second quarter the revenue mix included 58% staffing, 32% solutions, and 10% subsupplier.

The gross margin on the direct business offerings, excluding product sales, was 21.7% for the second quarter, up from 21.5% in the first quarter and down from 22.3% in the comparable quarter last year.

“Going forward we see business activities and opportunities increasing in a number of key areas. With our new IBM designation and the extension of another national client, continued development of New Equities, our transformational workforce deployment and human capital management system, and additional investments and certifications in IP telephony we expect stronger second half results. We are also excited about the opportunities that we believe will result from our pending merger with Computer Horizons. Our strong customer base, infrastructure capabilities, IP telephony and security practices will significantly complement and extend those of Computer Horizons,” Baker noted.

Second quarter SG&A expenses amounted to $15.9 million or 20.1% of revenue. This was an increase of $450,000 from the first quarter and an increase of $750,000 from the comparable quarter one year ago. As a percentage of revenue, the rate of expenditure increased from 19.5% of revenue last quarter and 17.5% of revenue in the comparable quarter last year.

“We continue to make our planned, strategic investments in additional sales and recruiting resources and remain committed to fully developing New Equities. This investment paid off in helping us secure the new IBM relationship and we expect to see additional contributions in future periods. During the quarter we also invested heavily in sales and certification initiatives in our solutions practices, particularly in the IP telephony area,” Baker concluded.

The Company incurred merger and severance related expenses of $1.6 million or 2.1% of revenue during the second quarter. The Company also eliminated certain SG&A positions to reduce future costs. In total, severance amounts of $700,000 were paid to effect these terminations. The remaining $900,000 represents amounts paid or to be paid to lawyers, accountants and consultants and are directly related to the pending merger with Computer Horizons.

For the quarter, the Company reported adjusted EBITDA (as defined below) of $190,000, up from $164,000 reported last quarter.

For the quarter, the Company did not record a credit for income taxes. The Company currently maintains large reserves against its deferred tax assets. If the Company were to generate additional operating losses, it expects to continue the practice of adding to those reserves to negate the tax benefits of those losses.

The Company’s balance sheet continues to be strong. Receivables of $59.3 million at the end of the quarter were up from $57.8 million reported at the end of 2004. Working capital of $31.0 million was down $8.4 million from the end of 2004. Working capital declined primarily due to the purchases of WireSpeed Networks LLC and Redwood Solutions Corporation utilizing $2.0 million and $3.4 million, respectively, in cash and the use of working capital to fund merger and severance related expenses. Days’ sales outstanding is 64 days and comparable to prior periods.

The Company ended the quarter with $3.6 million of debt compared to no debt and a cash surplus of $7.9 million at the end of 2004. The decrease in cash is primarily attributable to the purchases of WireSpeed and Redwood ($5.4 million), the impact of merger and severance related costs ($1.6 million), the addition of property and equipment ($1.8 million) and other changes in working capital accounts. The credit facility had total available borrowings of approximately $26 million at the end of the second quarter of which $3.6 million had been utilized.

Due to the pending merger with Computer Horizons, Analysts International will not provide guidance on the remainder of 2005 at this time. On April 13, 2005, CHC and Analysts International jointly announced a definitive agreement to combine in a merger-of-equals transaction to create one of the largest IT Professional Services firms in the United States. The joint proxy statement/prospectus has been filed with the Securities and Exchange Commission. The Boards of Directors of both companies have unanimously approved the proposed merger. Upon successful completion of the merger, the companies intend to conduct a conference call to discuss the performance and prospects of the combined company.

About Analysts International

Headquartered in Minneapolis, Analysts International is a diversified IT services company. In business since 1966, the company has sales and customer support offices in the United States and Canada. Lines of business include Full Service Staffing, which provides high demand resources for supporting a client’s IT staffing needs; Business Solutions Services, which provides business solutions and network infrastructure services; and Outsourcing Services, which provides onshore and offshore strategic solutions. The company partners with best-in-class IT organizations, allowing access to a wide range of expertise, resources and expansive geographical reach. For more information, visit http://www.analysts.com.

Safe Harbor Statement

Statements contained herein, which are not strictly historical fact, are forward-looking statements. Words such as “believes,” “intends,” “possible,” “expects,” “estimates,” “anticipates,” or “plans” and similar expressions are intended to identify forward-looking statements. Any forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on the Company’s current expectations relating to future revenues, earnings, results of operations and future sales or growth. The Company’s actual results may vary materially from those projected due to certain risks and uncertainties such as the general state of the economy, volume of business activity, continued need for its services by current and prospective clients, client cancellations or re-bidding of work, the Company’s ability to control and improve profit margins, including its ability to control operating and labor costs and hourly rates for its services, the availability and utilization of qualified technical personnel, the loss of a material contract, its ability to grow through new opportunities at IBM and another national account and its New Equities model, its success with continued implementation of and investments in the IP telephony area, the successful completion of its pending merger with Computer Horizons Corporation and other similar factors. For more information concerning risks and uncertainties to the Company’s business refer to the discussion in the “Market Condition, Business Outlook and Risks to Our Business” section in the Company’s Annual Report for the year ended January 1, 2005, and the Company’s prior Annual Reports on form10-Ks, 10-Qs, other Securities and Exchange Commission filings and investor relations materials.

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Analysts International Corporation

Reconciliation of non-GAAP Financial Measures

(in thousands)

	Three Months Ended
	July 2, 2005	April 2, 2005

Net Loss As Reported	$(2,375)	$(706)

Plus:
Depreciation	692	693
Amortization	194	193
Net Interest Expense	48	—
Merger and Severance Related Costs	1,631	—

Less:
Net Interest Income	—	(16)

Adjusted EBITDA*	$190	$164

*To supplement our consolidated financial statements presented in accordance with GAAP, we use the non-GAAP financial measure of Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) which is adjusted from results based on GAAP to exclude certain items. We have excluded the one-time costs associated with our pending merger with Computer Horizons to provide a meaningful comparison between current results and prior reported results. This non-GAAP financial measure is provided to enhance the user’s overall understanding of our current financial performance and our prospects for the future. This measure should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. The non-GAAP financial measure included in this press release has been reconciled to the nearest GAAP measure.

Analysts International Corporation

Consolidated Statements of Operations

(unaudited)

	Three Months Ended		Six Months Ended
	July 2,	July 3,	July 2,	July 3,
(in thousands except per share amounts)	2005	2004	2005	2004

Revenue:
Professional services provided directly	$66,267	$67,511	$132,317	$134,935
Professional services provided through subsuppliers	7,520	14,781	15,117	29,106
Product sales	5,317	4,573	10,769	8,218
Total revenue	79,104	86,865	158,203	172,259

Expenses:
Salaries, contracted services and direct charges	58,892	66,626	117,959	132,861
Cost of product sales	4,804	4,168	9,911	7,597
Selling, administrative and other operating costs	15,910	15,159	31,364	30,240
Merger and severance related costs	1,631	—	1,631	—
Amortization of intangible assets	194	194	387	387

Operating (loss) income	(2,327)	718	(3,049)	1,174
Non-operating income	1	2	22	8
Interest expense	(49)	(14)	(54)	(22)

(Loss) income before income taxes	(2,375)	706	(3,081)	1,160
Income tax expense (benefit)	—	—	—	—

Net (loss) income	$(2,375)	$706	$(3,081)	$1,160

Per common share:
Basic (loss) income	$(.10)	$.03	$(.13)	$.05
Diluted (loss) income	$(.10)	$.03	$(.13)	$.05

Average common shares outstanding	24,504	24,212	24,410	24,212
Average common and common equivalent shares outstanding	24,504	24,223	24,410	24,228

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Analysts International Corporation

Consolidated Balance Sheets

(In thousands)	July 2, 2005	January 1, 2005
	(Unaudited)
Assets

Current assets:
Cash and cash equivalents	$156	$7,889
Accounts receivable, less allowance for doubtful accounts	59,281	57,764
Other current assets	3,797	3,208
Total current assets	63,234	68,861

Property and equipment, net	6,163	5,658
Other assets	36,721	31,158

	$106,118	$105,677

Liabilities and Shareholders’ Equity

Current liabilities:
Accounts payable	$15,848	$16,366
Salaries and vacations	9,762	9,388
Line of credit	3,580	—
Deferred revenue	1,415	1,658
Self-insured health care reserves and other amounts	1,609	2,010
Total current liabilities	32,214	29,422

Non-current liabilities, primarily deferred compensation	3,138	3,637
Shareholders’ equity	70,766	72,618

	$106,118	$105,677

 Note: Certain reclassifications have been made to the audited balance sheet at January 1, 2005 to conform to the July 2, 2005 presentation. Such reclassifications have no effect on previously reported net income or shareholders’ equity

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